Filed Pursuant to Rule 424(b)(3)

Registration Number 333-135835

GENELABS TECHNOLOGIES, INC.

Prospectus Supplement

Dated July 31, 2007

This prospectus supplement amends the information in the "Selling Shareholders" section of our prospectus dated July 18, 2006 ("Prospectus"), relating to the resale of 8,571,421 shares of our common stock, including 2,448,974 shares of our common stock issuable upon the exercise of warrants.

The purpose of this prospectus supplement is to modify the "Selling Shareholders" section to reflect the sale of warrants to purchase shares of our common stock by Valesco Healthcare Master Fund, L.P., which is listed as a selling shareholder, to OTA LLC, and the addition of OTA LLC as a selling shareholder.

This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information herein modifies or supersedes the information contained in the Prospectus. Except as amended by this prospectus supplement, the "Selling Shareholders" section of the Prospectus is not affected by this prospectus supplement.

Our common stock is currently traded on the Nasdaq Capital Market under the symbol "GNLB."

Investing in our common stock involves risks. Consider carefully the risk factors beginning on page 2 of the Prospectus before investing in our securities.

Capitalized terms used in this prospectus supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE

The references to Valesco Healthcare Master Fund, L.P. in the "Selling Shareholders" table in the section entitled "Selling Shareholders" of the Prospectus is hereby amended to reflect the sale by Valesco Healthcare Master Fund, L.P. of its respective holdings of warrants to purchase shares of our common stock to OTA LLC.

The following table sets forth, as of July 24, 2007, (i) the name of OTA LLC, which purchased warrants to purchase shares of our common stock from Valesco Healthcare Master Fund, L.P., (ii) the number of shares of common stock beneficially owned by OTA LLC immediately following the sale and (iii) the percentage of shares of common stock beneficially owned by OTA LLC based on 30,184,036 shares of our common stock actually outstanding as of July 30, 2007. The table also reflects (i) the name change of RAQ, LLC to Otago Partners, LLC, (ii) the number of shares of common stock beneficially owned by Otago Partners, LLC immediately following the sale and (iii) the percentage of shares of common stock beneficially owned by Otago Partners, LLC as of July 30, 2007.

The information in the supplement to the "Selling Shareholders" table set forth below is based solely on information provided to us by Valesco Healthcare Master Fund, L.P., Otago Partners, LLC and OTA LLC as of July 24, 2007.

Except for the entries for Valesco Healthcare Master Fund, L.P., Otago Partners, LLC and OTA LLC in the "Selling Stockholders" table, the "Selling Stockholders" table and section of the Prospectus are not affected by this prospectus supplement, and this prospectus supplement should be read in conjunction with the Prospectus.

SELLING SHAREHOLDERS

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Shares of Common Stock Beneficially Owned After Offering
Security Holder	Number	Percent	Number of Shares Being Offered(2)	Number	Percent
Otago Partners, LLC (Paramount) (3)	54,421	*	54,421	0	*
OTA LLC (4)	149,660	*	149,660	0	*

__________________

* Represents less than 1%

(1)        Each of the warrants contains a provision that does not permit the selling shareholder to exercise the warrant if, by exercise, the selling shareholder would beneficially own, together with all other shares held by the selling shareholder, in excess of 4.99% of our common stock. As a result, any shares that may not be acquired by the selling shareholder pursuant to this term of the warrant are not reflected as beneficially owned by the selling shareholder. The selling shareholders may waive this provision upon 61 days prior notice to us.

(2)        Includes of shares of common stock issuable upon exercise of a warrant. For the purposes hereof, we assume the issuance of all common shares and warrant shares.

(3)        The selling shareholder has identified itself as an affiliate of a registered broker-dealer. The selling shareholder has represented to us that it acquired the warrant in the ordinary course of its business and for its own account for investment only and with no present intention of distributing the warrant or the shares underlying the warrant in violation of the Securities Act or entering into any arrangement or understanding with any other person regarding the distribution of the warrant or the shares underlying the warrant in violation of the Securities Act.

(4)        The selling shareholder has identified itself as a registered broker-dealer. The selling shareholder has represented to us that it purchased the shares for its own account for investment and not with a view to, or for sale in connection with, any distribution, resale or public offering of such securities or any part thereof in violation of the Securities Act.